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                                                                      EXHIBIT 11

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                                                -----------------------       -----------------------
                                                               1995               1994        1995              1994
                                                               ----               ----        ----              ----
(LOSS) PER SHARE -- PRIMARY
Net (loss) available for Common
  Stock and Common Stock equivalents  . . . . . . . . . . .    $(30,288)       $ (5,266)     $(49,146)       $(64,222)
                                                               ========        ========      ========        ========
COMMON STOCK AND COMMON
STOCK EQUIVALENTS
Weighted average Actava common shares
  outstanding during the period, less
  stock in treasury . . . . . . . . . . . . . . . . . . . .      17,762          18,339        17,717          18,059
                                                               ========        ========      ========        ========

(LOSS) PER SHARE -- PRIMARY . . . . . . . . . . . . . . . .    $  (1.71)       $   (.29)      $ (2.77)        $ (3.56)
                                                               ========        ========      ========        ========

(LOSS) PER SHARE --
ASSUMING FULL DILUTION (A)
Net (loss) available for Common Stock
   and Common Stock equivalents . . . . . . . . . . . . . .    $(30,288)       $ (5,266)     $(49,146)       $(64,222)
Interest savings on assumed conversion of
   6-1/2% Convertible Debentures, net of
   income tax . . . . . . . . . . . . . . . . . . . . . . .         827             827         2,481           2,481
                                                               --------        --------      --------        --------
Net (loss) available for Common
   Stock and Common Stock equivalents
   assuming full dilution . . . . . . . . . . . . . . . . .    $(29,461)       $ (4,439)     $(46,665)       $(61,741)
                                                               ========        ========      ========        ========

Common Stock & Common Stock equivalents . . . . . . . . . .      17,762          18,339        17,717          18,059
Shares issuable upon assumed conversion
   of stock options . . . . . . . . . . . . . . . . . . . .          75              --           229              --
Shares issuable upon assumed conversion of
   6-1/2% Convertible Debentures  . . . . . . . . . . . . .       1,802           1,802         1,802           1,802
                                                               --------        --------      --------        --------
Common Stock and Common stock equivalents
   assuming full dilution . . . . . . . . . . . . . . . . .      19,639          20,141        19,748          19,861
                                                               ========        ========      ========        ========
(LOSS) PER SHARE -- ASSUMING
   FULL DILUTION  . . . . . . . . . . . . . . . . . . . . .    $  (1.50)       $   (.22)     $  (2.36)       $  (3.11)
                                                               ========        ========      ========        ========

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(a)      Fully diluted (loss) per share is not used in 1995 and 1994 because it exceeds primary earnings (loss) per share.